10.1

h	Mark Hoplamazian President & Chief Executive Officer
Hyatt Hotels Corporation 150 N. Riverside Plaza Chicago, IL 60606 USA

October 11, 2021

PRIVATE & CONFIDENTIAL

Alejandro Reynal
(via email)

Dear Alejandro:

In connection with Hyatt Hotel Corporation’s anticipated purchase of [Apple Leisure Group] (the “Transaction”), I am pleased to offer you employment with Hyatt Hotels Corporation or one of its affiliates (together, “Hyatt” or the “Company”) in the position of Executive Vice President of Hyatt and Chief Executive Officer of the Apple Leisure Group (“ALG”) business unit on the terms and conditions described in this letter agreement (as amended from time to time, the “Agreement”). This offer of employment is contingent on Hyatt consummating the Transaction and your continued employment with the ALG through the Transaction.

1.Job Assignment; Location
During your employment with the Company, you will have such duties and responsibilities as are usual and customary for your position, and you will be responsible for executing such duties and responsibilities consistent with the strategies and practices of the Company. During your employment, you will report directly to the President and Chief Executive Officer of Hyatt. The parties agree that you will provide services hereunder at ALG’s Miami, FL office, subject to business travel to Chicago and other locations as may be necessary in the performance of your duties and responsibilities, including being physically present in Chicago from time to time as a member of the executive leadership team of Hyatt.

2.Exclusivity
During your employment with the Company, you will be expected to devote your full business time and attention to the business and affairs of the Company and the performance of your duties hereunder and you may not, without the advance written consent of the Hyatt Board of Directors, (i) accept any other employment or consultancy, (ii) serve on the board of directors or similar body of any for-profit entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage), provided, for clarity, that you shall be permitted (without advance approval) during your employment to participate in, including sitting on the boards or similar bodies of, not-for-profit, civic and charitable organizations, so long as such activities do not conflict, compete or materially interfere with the performance of your duties hereunder.

3.Compensation (Base Salary)
During your employment with the Company, you will be paid an annualized base salary of $800,000, pro-rated for any partial year of service (the “Base Salary”), payable in installments in accordance with the Company’s regular payroll practices, but no less often than monthly. Effective January 1, 2022, your Base Salary will be increased to $818,000. In addition, your Base Salary will be reviewed in the first quarter of each calendar year for potential increase effective on March 1st, beginning with the cycle for March 1, 2022 subject to the approval of the Talent and Compensation Committee of Hyatt’s Board of Directors (the “Compensation Committee”).

|||

10.1
4.Incentive Plan
You will be eligible to participate in an annual cash incentive program pursuant to which you will be eligible to earn an annual cash bonus for each Hyatt fiscal year (currently calendar year) ending during your employment with the Company, based on attainment of company, divisional and/or individual performance goals (including without limitation financial and/or qualitative performance targets), each as determined by the President and Chief Executive Officer of Hyatt and subject to approval by the Compensation Committee each year (each, an “Annual Bonus”). Your target Annual Bonus for ALG’s and Hyatt’s 2021 fiscal year will be set at 150% of your Base Salary, with a maximum Annual Bonus of 200% of target, with the actual payout determined by reference to the attainment of the objectives established in ALG’s current 2021 variable compensation plan, primarily based on Adjusted EBITDA goals for ALG’s full-year 2021 performance (with such further adjustments as may be reasonably necessary (if any) to reverse the impact of the Transaction on, and fairly evaluate, ALG’s 2021 Adjusted EBITDA performance, as determined by the Compensation Committee in good faith). Thereafter, your target Annual Bonus shall be set at 100% of your then-applicable Base Salary (with a maximum Annual Bonus of 200% of target), subject to performance metrics and goals to be reviewed annually in conjunction with the Compensation Committee’s review of total compensation. Payment of any Annual Bonus shall be contingent on your continued employment through the applicable bonus payment date for the relevant year and may be more or less in any year (and may be zero) depending on attainment of applicable goals.

5.Long Term Incentive Plan
Subject to approval by the Compensation Committee, you will be eligible to receive the following three initial equity incentive awards:

a.Hyatt will grant you an initial award of restricted stock units (“RSUs”) with a grant value of $2,500,000 (determined as dollar value divided by grant-date stock price, “Grant-Date Value”) under Hyatt’s Long-Term Incentive Plan (together with any amended, restated or successor plan, the “LTIP”) at the next regularly scheduled Compensation Committee meeting, vesting as follows, subject to your continued employment with Hyatt through the applicable vesting date: (i) 50% on December 12, 2024 and (ii) 50% on December 12, 2025.
b.In addition, Hyatt will grant you an initial award of performance-vest RSUs (“PSUs”) with a Grant-Date Value of $2,400,000 and a maximum potential payout of up to 200% of the initial PSU grant, which PSUs will be eligible to vest and be earned based on ALG’s performance over the January 1, 2022 – December 31, 2024 performance period against its 3-year plan (with such goals further detailed by the Compensation Committee during Q1 2022 and set forth in the applicable award agreement at such time), and (ii) subject to review and adjustment by the Compensation Committee in its discretion to the extent necessary to equitably reflect any changes, if any, in the business perimeter or scope for ALG business during the performance period, subject to your continued employment with Hyatt [through March 1, 2025].
c.In addition, if you invest up to $4,000,000 in Hyatt common stock (the “Co-Invest Shares”) in connection with the consummation of the Transaction by June 30, 2022, then Hyatt will grant you an additional award of RSUs with a Grant-Date Value equal to 1.5 times the amount of such co-investment amount (up to a maximum Grant-Date Value of $6,000,000), which RSUs will vest, subject in each case to (i) your continuing to hold the Co-Invest Shares through the applicable vesting date, and (ii) your continued employment with Hyatt through the applicable vesting date, as follows: (i) 50% on December 12, 2024 and (ii) 50% on December 12, 2025.

In addition, for each Hyatt fiscal year during your employment, commencing with fiscal year 2022, you will be eligible to receive annual incentive equity award grants under an applicable LTIP with an aggregate Grant-Date Value targeted at $2,100,000, as determined by the Compensation Committee. Annual awards are expected to be comprised of 40% PSUs, 30% stock appreciation rights (“SARs”), 30% RSUs, or other award types and will be subject to the terms of the LTIP, the applicable award agreement and such vesting, forfeiture and other terms and conditions, in each case, as the Compensation Committee may determine in its sole

|||

10.1
discretion. All incentive equity awards will be governed in all respects by the terms and conditions of the applicable LTIP and award agreement.

6.Severance
During your employment with Hyatt, you will be eligible for severance and change in control benefits and protections in accordance with the terms and condition of Hyatt’s Executive Officer Severance and Change in Control Plan, subject to all terms and conditions contained therein, as in effect from time to time.

7.Benefits
During your employment with the Company, you will be eligible to participate in all employee benefit plans, programs and arrangements generally available to employees of ALG (including, e.g., health, welfare, retirement, vacation/PTO, insurance etc.). Please note that nothing contained in this Section 6 will create or be deemed to create any obligation on the part of the Company or ALG to adopt or maintain any employee benefit plan(s), program(s) or arrangement(s) at any time or interfere with the Company’ or ALG’s ability to modify, supplement and/or terminate any benefit plan(s) or program(s) at any time.
8.Expense Reimbursement
During your employment with the Company, you will be entitled to receive prompt reimbursement for all reasonable business expenses incurred by you in connection with the performance of your duties under this Agreement in accordance with the policies, practices and procedures of the Company.

9.Car Allowance
Subject to your continued employment with the Company, you will receive a car allowance of $1,500 per month (pro-rated for any partial month of service) for the remainder of 2021, payable no less often than monthly. In 2022, the car allowance will be eliminated and, as provided in Section 3 above, your Base Salary will be increased by the amount of the allowance (i.e., $18,000 per year).

10.Confidentiality, Non-competition, Non-Solicitation & Non-Disparagement Agreements
Concurrently with the execution of this Agreement, you agree to execute and deliver to Hyatt a Non-Competition Agreement in form and substance acceptable to the Company and a Confidentiality, Inventory Assignment, and Non-Solicitation & Non-Disparagement Agreement (collectively, the “Additional Covenant Agreements”), and you agree to be bound by the terms of such Additional Covenant Agreements. You further acknowledge and agree that the restrictive covenants set forth in the Non-Competition Agreement are in addition to and not in place of any other restrictive covenants in favor of the Company or any affiliate of the Company to which you are or become a party or by which you are or become bound, and all such restrictive covenants shall be considered together to provide the maximum benefit to any affiliate of the Company .

11.Prior Employment.
You represent and warrant that your acceptance of employment with the Company has not breached, and the performance of your duties hereunder will not breach, any duty owed by you to any prior employer or other person. You further represent and warrant to the Company that (a) the performance of your obligations hereunder will not violate any agreement between you and any other person, firm, organization, or other entity; (b) you are not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by your entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) your performance of your duties under this Agreement will not require you to, and you shall not, rely on in the performance of your duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any of your previous employers.

12.Section 409A
To the extent applicable, this Agreement shall be interpreted to be exempt from or in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and

|||

10.1
Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if you and the Company mutually determine that any compensation or benefits payable under this Agreement may be subject to Section 409A, you and the Company shall work in good faith to adopt such amendments to Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this letter from Section 409A, and/or (ii) comply with the requirements of Section 409A. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including any severance payments payable hereunder (or under Hyatt’s Executive Officer Severance and Change in Control Plan), shall be paid to you during the six (6)-month period following your “separation from service” to the extent that paying such amounts at the time or times indicated in this Agreement would result in a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day following the end of such six (6)-month period (or such earlier date on which such payment can be made without resulting in a prohibited distribution), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

13.Equitable Modification
If any court or arbitrator of competent jurisdiction shall deem any provision in this Agreement too restrictive, the other provisions of this Agreement shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law.

14.Arbitration
The parties hereto acknowledge and agree that any and all disputes, controversies or claims arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding its arbitrability, validity or termination, or the performance or breach thereof, shall be exclusively and finally settled by arbitration administered by the American Arbitration Association in accordance with the terms, conditions and procedures set forth in [Section 12.17 of the LTIP (or any successor provision thereto)]; provided, however, that, for purposes of any dispute arising under this Agreement or with respect to your employment or any termination thereof (for clarity, other than with respect to any award, right or interest under the LTIP, if any), the arbitrator will apply the substantive law (and law of remedies, if applicable) of the state of Florida. Notwithstanding the foregoing, to restrain you from violating Section 10 of this Agreement (including the provisions included in the Additional Covenant Agreements), the Company shall be entitled to seek temporary or permanent injunctions in any court of competent jurisdiction. THE PARTIES HERETO UNDERSTAND THAT BY AGREEING TO ARBITRATE ANY OF THE FOREGOING CLAIM(S) (EXCEPT AS EXPRESSLY PROVIDED HEREIN), NEITHER PARTY WILL HAVE THE RIGHT TO HAVE SUCH CLAIM(S) DECIDED BY A JURY OR A COURT, BUT SHALL INSTEAD HAVE ANY SUCH CLAIM(S) DECIDED THROUGH ARBITRATION.

15.Severability
The covenants, provisions and paragraphs of this Agreement will be severable, and in the event that any portion of this Agreement is held to be unlawful or unenforceable, the remaining terms and conditions or portions thereof will remain in full force and effect.

16.No Waiver
No waiver by the Company or any of its affiliate of any of the restrictive covenants in this Agreement shall be effective unless explicitly set forth in writing and signed by the Company or such affiliate. Further, no failure of the Company or any of its affiliates to (i) object to any conduct or violation of any of the covenants made by you under this Agreement; or (ii) exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement, shall operate or be construed as a waiver thereof.

|||

10.1
17.Remedies
You agree that damages will accrue to the Company or any of its affiliates by reason of your failure to observe any of the restrictive covenants set forth in this Agreement. Therefore, if the Company or any such affiliate shall institute any action or proceeding to enforce such provisions, you waive the claim or defense that there is an adequate remedy at law and agree in any such action or proceeding not to (i) interpose the claim or defense that an adequate remedy at law exists, or (ii) require the Company or any of its affiliates to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company or any of its affiliates, you hereby specifically affirm the appropriateness of injunctive or other equitable relief in any such action. You also acknowledge that the remedies afforded to the Company or any of its affiliates herein are not exclusive, nor shall they preclude the Company or any of its affiliates from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief.

18.Withholding
All payments and benefits hereunder shall be subject to applicable withholding and deductions, and the Company shall be entitled to make such withholdings and deductions in accordance with applicable law.

19.Entire Agreement
You acknowledge and agree that this Agreement, together with the LTIP, any LTIP award agreements, the Additional Covenant Agreements and the Hyatt Hotels Corporation Executive Officer Severance and Change in Control Plan (to the extent applicable), each, as amended from time to time, and incorporated herein by this reference, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior agreements, offers or promises, written or oral, with respect to the subject matter hereof (including, without limitation that certain employment agreement dated August 14, 2019 by and between you and Casablanca US Holdings, Inc.). Notwithstanding anything herein to the contrary, (i) this Agreement and the obligations and commitments hereunder shall neither commence nor be of any force or effect unless and until the Transaction is fully consummated and (ii) in the event that the Transaction is not consummated for any reason, or your employment with Casablanca US Holdings, Inc. terminates for any reason prior to the closing of the Transaction this Agreement will automatically terminate and be void ab initio

20.Governing Law
The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to its conflicts of law principles.

21.Acceptance
Please review this document and the attached agreements in detail and consult with an attorney if necessary, to understand the content of these provisions and to evaluate whether they conflict with any other agreements you may have already signed.
22.At-Will Employment
You acknowledge and agree that your employment hereunder is “at-will” and not for any specified period of time. Either you or the Company may terminate your employment at any time for any lawful reason (or for no reason), subject to any applicable Company policies with or without Cause and with or without notice, without liability except as expressly set forth in this Agreement. The nature of your “at-will” employment may not be changed, except pursuant to a written agreement executed by you and an authorized representative of the Company.
As a condition to your continued employment with the Company, you will need to comply with all Company policies, including, but not limited to the Company’s employee handbook, the Company’s Code of Business Conduct and Ethics and such other policies as the Company may adopt, each as amended from time to time.
I look forward to working with you and welcoming you to the Hyatt family.

|||

10.1
Yours Sincerely,

/s/ Mark S. Hoplamazian

Mark S. Hoplamazian
President & Chief Executive Officer

Cc:
Malaika Myers, Chief Human Resources Officer
Lauren Brown, Senior Vice President Total Rewards

I have read, fully understand and agree to the terms and conditions of this Agreement.

Acceptance:    /s/ Alejandro Reynal
        Alejandro Reynal

|||